Exhibit 99.1
LINN ENERGY TO ACQUIRE OIL AND GAS PROPERTIES IN THE TEXAS PANHANDLE FOR $90.5 MILLION
Houston, Texas, May 7, 2007 — Linn Energy, LLC (Nasdaq: LINE) announced today that it has signed a definitive purchase agreement to acquire certain oil and gas properties in the Texas Panhandle for $90.5 million, subject to customary closing conditions and purchase price adjustments. The Company anticipates the acquisition will close on or before June 30, 2007 and will be financed with borrowings under Linn Energy’s existing credit facility. In addition, the Company expects the acquisition will provide an increase in the borrowing base under its credit facility from $725 million to approximately $765 million.
The assets are predominantly located in Hutchinson, Moore, Carson and Potter counties and are adjacent to Linn Energy’s existing operations in the Texas Panhandle. The acquisition is expected to add over 36,000 gross acres and over 300 producing wells, with net proven reserves of approximately 7 MMBoe. “These assets are complementary to our existing position in the Texas Panhandle and the transaction is consistent with our strategy of growing our presence in and around our core areas of operation,” said Michael C. Linn, Chairman, President and Chief Executive Officer of Linn Energy.
The Company expects that the acquisition will be immediately accretive to distributable cash flow per unit and plans to retain the incremental cash flow to strengthen the Company’s distribution coverage ratio.
ABOUT LINN ENERGY
Linn Energy is an independent oil and gas company focused on the development and acquisition of long-lived properties which complement its asset profile in producing basins within the United States. More information about Linn Energy is available on the internet at www.linnenergy.com.

CONTACTS:	Kolja Rockov	Jeanine DeLay
	Executive Vice President and CFO	Manager, Investor Relations
	281-605-4169	281-605-4144
This press release includes “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to statements about the acquisitions announced in this press release, the related financing plans, and statements with respect to future distributions. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for oil, natural gas and natural gas liquids, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. See “Risk Factors” in the Company’s 2006 Annual Report filed on Form 10-K and other public filings and press releases.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to publicly correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.